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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE


                   SPIGADORO COMPLETES ACQUISITION OF GAZZOLA,
                EUROPE'S LARGEST PRIVATE LABEL PASTA MANUFACTURER


New York, NY (May 4, 2000) - Spigadoro, Inc. (AMEX:SRO) today announced that it had completed the acquisition of 100% of the shares of Pastificio Gazzola S.p.A., establishing Spigadoro as the leading manufacturer of private label pasta in Europe. The purchase price consisted of $11.5 million in cash plus 583,334 shares of Spigadoro stock. The Company also agreed to make additional payments of up to $5 million in two years, subject to the achievement of certain performance milestones.


Founded in 1920 and based in northern Italy, Gazzola is the largest manufacturer of private label pasta in Europe with 1999 sales of approximately $46 million and EBITDA of approximately $4.5 million. On a pro forma basis, Spigadoro would have had 1999 sales and EBITDA of approximately $180 million and $12.6 million, respectively.


Jacob Agam, the Chairman and Chief Executive Officer of Spigadoro, noted: "This investment in the private label pasta sector, which immediately establishes us as the European leader, provides an exciting complement to our branded products. We intend to continue to develop our leadership position in both the private label and branded sectors, which we believe distinguishes Spigadoro and will enable us to provide a broad and powerful range of products to our customers."


Spigadoro previously announced an agreement to purchase 91% of the stock of Gazzola, but has since concluded an agreement to purchase the remaining 9% minority interests.


About Spigadoro

Spigadoro is a leading manufacturer of branded products in the Mediterranean food sector. Its pasta and other Mediterranean products are internationally recognized as high quality products and are marketed under the brand name "Spigadoro" ("Golden Ear of Wheat") in Italy, Europe, the U.S. and the Far East. The Company's animal feed products are manufactured at seven plants throughout Italy and are marketed under the "Petrini" name. The Company has previously announced an aggressive growth strategy that includes a consolidation of small and mid-cap companies within the food and animal feed industries in Europe (and in particular Italy, Germany, France and Spain).



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Statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Such statements, including those regarding among other things, our strategy, future prospects and results of operations, are dependent on any number of factors, including market conditions, competition and the availability of financing, many of which are outside of our control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in our Securities and Exchange Commission filings under "Risk Factors." These factors include the following: we have changed our principal business and we may not be successful operating a new business, if we do not successfully sell our existing computer business, the combined company may be adversely affected; Vertical Financial Holdings and affiliated entities control Spigadoro; our substantial debt may adversely affect our ability to obtain additional funds and increase our vulnerability to economic or business downturns; our operating results will be adversely affected by charges from acquisitions; our strategy of acquiring other companies for growth may not succeed and may adversely affect our financial condition, results of operations and cash flows; intense competition in the pasta and animal feed industries may adversely affect operating results; our business may be adversely affected by risks associated with foreign operations; and other risks. In addition, our acquisition negotiations are in various stages and, except as previously announced, we have no agreement or arrangements relating to any acquisitions. We are unable to predict whether or when any of these negotiations will result in any definitive agreements.